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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated August 2, 1996 on the consolidated financial statements of NCS HealthCare, Inc. and subsidiaries; our report dated August 20, 1996 on the balance sheet and related statements of operations and cash flows of IPAC Pharmacy, Inc.; and our report dated August 26, 1996 on the combined balance sheet and related combined statements of income and cash flows of Thrifty Medical Systems, in the Form S-1 Registration Statement and related Prospectus of NCS HealthCare, Inc. for the registration of 3,737,500 shares of its Class A Common Stock.

                                            Ernst & Young LLP

Cleveland, Ohio
August 29, 1996